Exhibit 99.1

1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 440-701-5100

April 21, 2016

Dear Fellow Shareholder,

Recently, our Board of Directors has adopted a new dividend policy that better aligns our dividend payout with our growth plans. The new annual dividend rate will be $0.30 per share, which will consist of quarterly payments of $0.075 per share. The Company also intends to continue a regular, sustained quarterly dividend schedule going forward. The previous annual dividend rate was $0.54 per share.

Reducing the dividend enables us to make investments in growth without overextending our borrowings. This change in our dividend also produces a payout ratio more commensurate with our peers. In addition to the dividend change, executive management and the Board have reduced their compensation to support our growth objectives.

We have accomplished much over the last couple of years as we work to transform into a holding company of industry leading natural gas utilities. Our successes include:

•	Repair and improvement of regulatory relations in all jurisdictions,

•	The sale of certain noncore businesses including Wyoming, Pennsylvania and Kentucky operations,

•	A proposed reorganized Company which separates our regulated and nonregulated businesses in keeping with best practices and to improve operational efficiencies, and

•	Strengthened corporate governance and discipline with stronger controls, policies, and procedures.

Financing and Growth Plans

We would add that the new proposed financing agreement with our lenders that will consolidate debt and provide greater financial flexibility and additional growth capital is also a significant accomplishment. We expect to close on the new agreement in the fall of this year pending certain regulatory approvals.

Our plans for growth include building our customer base and expanding throughput with capital investments aimed at higher returns, as well as finding strategic bolt-on or transformational acquisitions to supplement that organic growth.

Our Future

Our goal is to achieve returns on equity in the high single digits, up from the roughly 5% we have averaged over the last five years.

We have confidence in our plan and our team to achieve our goals and thank you for your interest and investment in Gas Natural.

Sincerely,

Gregory J. Osborne

President and Chief Executive Officer